EXHIBIT 99.1

                           NeoMedia Technologies, Inc.

                                  Exhibit 99.1

            News release dated April 27, 1998 and entitled "NeoMedia
                  Acquires IDOCs Contracts, Marketing Partners
                        Through Strategic Asset Purchase"


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NEWS RELEASE

FOR MORE INFORMATION
Chuck Jensen
NeoMedia Technologies, Inc.
941-337-3434

Robert Kneeley
RKC Communications
954-351-1976
email:  rkccomm@safari.net

FOR IMMEDIATE RELEASE

                  NEOMEDIA ACQUIRES IDOCS CONTRACTS, MARKETING
                    PARTNERS THROUGH STRATEGIC ASSET PURCHASE

FORT MYERS, FLORIDA -- April 27, 1998--NeoMedia Technologies, Inc. (NASDAQ Small
Cap: NEOM) has accelerated its IDOCs' marketing efforts as a result of a strategic purchase that has resulted in a marketing alliance with a national advertising agency and financial printers Scott Printing Corporation.

NeoMedia has invested approximately $1 million through a combination of its common stock and cash to acquire a customer list that includes one of the nation's 10 largest banks, a large insurance and financial services company, a large multi-level marketing company, and one of the Western Hemisphere's most popular tourism destinations. These customers are in various stages of implementing pilot projects that will incorporate NeoMedia's IDOCs technology, which is marketed as NeoLink(TM).

The pilot projects currently under way include a large commercial bank that has linked its paper-based investment research products to its website for more current analysis. In addition, a large financial services company is testing the technology to cross-market between its brokerage and insurance units. Other pilot projects include linking a comparison pricing database to support a multi-level marketing distribution channel, and inclusion of an IDOCs bar code in tourism brochures to link travel agents and consumers to current pricing and availability information for specific destinations.

In addition to purchasing the customer list of Ernestine Technology, LLC, NeoMedia has hired Ernestine's key employees, including its two founders. NeoMedia anticipates that the purchase will be accretive to NeoMedia Technologies' 1998 earnings.

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"We are taking a leap forward in making our technology the standard for linking paper and physical objects to the World Wide Web," said Charles Fritz, President and Chief Executive Officer of NeoMedia Technologies. We look forward to developing additional IDOCs applications for our new client relationships and for our new marketing partners, which include one of the nation's largest advertising agencies, a large financial printer as well as partners in Asia and South America."

NeoMedia's patent-pending process greatly reduces the complexity of navigating the World Wide Web by creating a simple, logic-based symbology for cumbersome URL streams to link paper and physical objects to specific sites on the World Wide Web. The proprietary process compresses computer code into one- or two-dimensional bar codes to create a "hot link" directly from the printed page to a website or a specific page within a website. The links are activated either by scanning the bar code or by entering a numeric code. The code also contains information regarding the user, which can help to tailor the providers' response to individual interests in a customized format.

NeoMedia was founded in 1989. Its common stock trades on the NASDAQ Small Cap Market under the symbol NEOM. NeoMedia provides proprietary software for document management and production systems, the migration of programs and databases from closed system to open system platforms, Year 2000 conversions and IDOCs solutions: Linking the Worlds of Print and Electronic Media(SM).

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